Exhibit 99.02
                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)



                                                 3 Months Ended December   12 Months Ended December
                                                 -----------------------   ------------------------
                                                     2004       2003            2004         2003
                                                     ----       ----            ----         ----
                                                  (Notes)    (Notes)         (Notes)      (Notes)
Consolidated Earnings-
(See Notes)
Retail Business                                    $  122     $  117         $ 1,200      $ 1,153
Competitive Generation                                 44         30             220          224
                                                   ------     ------         -------      -------
Total                                                 166        147           1,420        1,377
Synthetic Fuels                                        14         14              74           58
Leasing Business                                        1          8              24           29
Parent Company and Other                               (1)        (7)            (10)         (36)
                                                   ------     ------         -------      -------
Net Income - Excluding One-Time Items (See Notes)  $  180     $  162         $ 1,508      $ 1,428
                                                   ======     ======         =======      =======
  - As Reported                                    $  204     $  125         $ 1,532      $ 1,474
                                                   ======     ======         =======      =======

Basic Earnings Per Share-(Notes)

- Excluding One-Time Items (See Notes)             $ 0.24     $ 0.22         $  2.04      $  1.97
- As Reported                                      $ 0.27     $ 0.17         $  2.07      $  2.03

Operating Revenues                                 $2,721     $2,520         $11,903      $11,186
Average Shares Outstanding (in millions)              741        733             739          727
End of Period Shares Outstanding (in millions)                                   741          735




Notes

- Excludes a one-time after tax gain of $24 million in December 2004 from the resolution of an IRS audit for the years 2000 and 2001.

- Excludes a one-time after tax gain of $83 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. as adjusted for revenues that otherwise would have been recognized for the remainder of the year.

- Excludes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.